Filed pursuant to Rule 433
January 24, 2006

Relating to
Pricing Supplement No. 29 dated December 30, 2005 to
Registration Statement No. 333-129243

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – January 24, 2006

Bear Market PLUSSM due February 5, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Price of Gold

Offering Price:	$10 per Bear Market PLUS

Aggregate Principal Amount:	$3,500,000

We may increase the principal amount prior to the original issue date, but we are not required to do so.

Pricing Date:	January 24, 2006

Original Issue Date:	February 3, 2006

Maturity Date:	February 5, 2007

Initial Index Value:	556.65

CUSIP:	61747Y568

Agent:	Morgan Stanley & Co. Incorporated

Agent’s Commissions:	$0.15 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 29, dated December 30, 2005
Prospectus Dated November 14, 2005
Prospectus Supplement Dated November 14, 2005